EXHIBIT 2.2

                            ARTICLES OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                                       OF
                      DIVERSIFIED RESTAURANT HOLDINGS, INC.

         1. The following provision of the Articles of Incorporation of Diversified Restaurant Holdings, Inc., a Florida corporation (the "Company") filed in Tallahassee on November 20, 1998, and pursuant to Sections 607.0704, 607.0725, 607.0726, 607.1001 and 607.1003 of the Florida Business Corporation Act, be and hereby is amended to read as follows:

         ARTICLE FIRST be and hereby is amended to read as follows:

         The name of the corporation is Silk Botanicals.Com, Inc.

         2. The foregoing amendment was adopted by a majority of the Company's Shareholders on the 29th day of July, 1999, in accordance with the provisions of the Florida Business Corporation Act.

         IN WITNESS WHEREOF, the undersigned President and Secretary of the Company has executed this Article of Amendment on the 30th day of July, 1999.

                              DIVERSIFIED RESTAURANT HOLDINGS, INC.


                              -------------------------------------------
                              Joseph R. Bergmann, President and Secretary

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STATE OF FLORIDA
COUNTY OF PALM BEACH

         On this 30th day of July, 1999, before me, a Notary Public, duly authorized in the State and County named above to take acknowledgments, personally appeared JOSEPH R. BERGMANN, to me known to be the person whose name is subscribed to the within instrument, and he acknowledged that he executed the same for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


--------------------------------
Notary Public - State of Florida
My Commission Expires:

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